Exhibit 99.1

LiqTech International Appoints Dr. Rengarajan Ramesh to Serve on the Board of Directors -Renowned International Leader in Water Related Activities-

BALLERUP, Denmark, April 14, 2015 /PRNewswire/ -- LiqTech International, Inc. (NYSE MKT: LIQT), a clean technology company that manufactures and markets highly specialized filtration technologies, is pleased to announce the appointment of Dr. Rengarajan Ramesh, a noted expert and international consultant to governments and companies on water related activities, to its Board of Directors.

Aldo Petersen, Chairman of LiqTech, stated, "We are very pleased that Dr. Rengarajan Ramesh has accepted a Board appointment. We believe that his technological expertise and relationships in the water industry, international business experience and work as an advisor to foreign nations, and broad and successful business experience working with such companies as GE Water, Wasserstein & Co., and other very prestigious institutions will add meaningfully to LiqTech's business opportunities.

We believe Dr. Ramesh's is going to add substantial value to LiqTech given his deep understanding of both the technology and the business of a membrane company focused on water and he can be a key catalyst in further establishing LiqTech's reputation."

Dr. Ramesh noted, "I have followed LiqTech closely since my involvement with GE Water and I am a strong believer in its Silicon Carbide Membranes technology. I feel confident that LiqTech has made a number of key strategic decisions in establishing a strong production platform and with the acquisition of Provital, the ability to service specific markets with end-customer solutions. LiqTech has a first-mover advantage and I look forward to assisting LiqTech in gaining acceptance for its disruptive Silicon Carbide Membrane technology as a preferred solution for many water-related problems."

About Dr. Rengarajan Ramesh:

Dr. Ramesh has consulted for Wasserstein & Co. on water investments since early 2009 and formally joined Wasserstein & Co. in 2010 as a partner.

He has over 30 years of global operating, acquisition strategy, business development, and technology experience.

Dr. Ramesh currently serves on the board of RWL Water.

He also serves on the Innovation Business Development Advisory Board for United Technologies Corporation.

He is a member of the investment committee for Sustainable Water for Food, at US AID (A joint program between US Government, Government of Sweden, and Government of Netherlands).

He is also on the Board of Imagine H2O (non-profit organization based in Silicon Valley that supports water technology entrepreneurs), and is the Chairman of its Scientific Advisory Board.

He is currently assisting several universities in evaluating their technologies and intellectual property portfolios.

Most recently he served on the board of High Pressure Equipment Company a portfolio company of Wasserstein & Co.

He served as a member of the International Advisory Board to The Ministry of Environment and Water for the Government of Singapore from 2006 to 2009.

He also served on the Executive Board of the National Center for Food Protection and Defense (US Government Homeland Security center at the University of Minnesota) from 2006-2009.

From 2003 to 2009, he held several senior management roles at GE Water & Process Technologies, including four years as Chief Technology Officer. During his tenure as CTO, Dr. Ramesh played a key role in the development and implementation of the strategy that led to the creation of GE's $2.5 billion global water platform, managing engineering and technology organizations of over 700 engineers and scientists while leading the technical and operational due diligence and integration efforts of GE Water's major acquisitions.

During his term at GE, Dr. Ramesh also oversaw the technology and engineering teams for the GE Sensing business, GE Security business, GE Fanuc Automation and Control business divisions.

Prior to serving at GE, Dr. Ramesh served in numerous management roles, including Chief Technology Officer, General Manager of Asia and General Manager of Mexico and South America, over a two-decade career with A. Schulman Inc., a global, specialty chemicals manufacturer.

Dr. Ramesh received his M.S. and Ph.D. in Chemical Engineering from the University of Akron and was awarded the distinguished alumni award in 2005.

Dr. Ramesh has four issued Patents.

ABOUT LIQTECH INTERNATIONAL, INC.

LiqTech International, Inc., a Nevada corporation, is a clean technology company that for more than a decade has developed and provided state-of-the-art technologies for gas and liquid purification using ceramic silicon carbide filters, particularly highly specialized filters for the control of soot exhaust particles from diesel engines and for liquid filtration. Using nanotechnology, LiqTech develops products using proprietary silicon carbide technology. LiqTech's products are based on unique silicon carbide membranes which facilitate new applications and improve existing technologies. In particular, Provital Solutions A/S (www.provital.dk/), the Company's subsidiary, has developed a new standard of water filtration technology to meet the ever increasing demand for higher water quality. By incorporating LiqTech's SiC liquid membrane technology with its longstanding systems design experience and capabilities it offers solutions to the most difficult water pollution problem.

For more information, please visit: www.liqtech.com

Follow LiqTech on LinkedIn: http://www.linkedin.com/company/liqtech-international

Follow LiqTech on Twitter: https://twitter.com/LiqTech

Forward-Looking Statements

This press release contains "forward-looking statements." Although the forward-looking statements in this release reflect the good faith judgment of management, forward-looking statements are inherently subject to known and unknown risks and uncertainties that may cause actual results to be materially different from those discussed in these forward-looking statements. Readers are urged to carefully review and consider the various disclosures made by us in the our reports filed with the Securities and Exchange Commission, including the risk factors that attempt to advise interested parties of the risks that may affect our business, financial condition, results of operation and cash flows. If one or more of these risks or uncertainties materialize, or if the underlying assumptions prove incorrect, our actual results may vary materially from those expected or projected. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. We assume no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this release.

CONTACT:

Wolfe Axelrod Weinberger Associates, LLC
Stephen D. Axelrod, CFA/Don Weinberger
(212) 370-4500, (212) 370-4505 fax
steve@wolfeaxelrod.com
don@wolfeaxelrod.com